This statement is neither an offer to purchase nor a solicitation of an offer to sell any securities.

STATEMENT OF
TELE LESTE CELULAR PARTICIPAÇÕES S.A.

regarding the tender offer by

BRASILCEL N.V.

for

Up to 16,723,247,000 Common Shares at R$0.90 Per 1,000 Common Shares

and

Up to 92,499,407,000 Preferred Shares at R$1.10 Per 1,000 Preferred Shares

of

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

     Under Rule 14d-9 and Rule 14e-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Tele Leste Celular Participações S.A., a corporation organized under the laws of the Federative Republic of Brazil, or “TLE,” is required to publish, send or give to security holders a statement in accordance with those rules of its position regarding a tender offer for its securities. This Statement relates to the offer by Brasilcel N.V., a corporation organized under the laws of The Netherlands, a joint venture among Portugal Telecom, SGPS, S.A., PT Móveis, SGPS, S.A. (a wholly owned subsidiary of Portugal Telecom, SGPS, S.A.) and Telefónica Móviles, S.A., (collectively, the “Offerors”), to purchase for cash up to 16,723,247,000 common shares and up to 92,499,407,000 preferred shares of TLE at a price of R$0.90 per 1,000 common shares and R$1.10 per 1,000 preferred shares without interest, net of applicable stock exchange and settlement fees, brokerage fees or commissions and withholding taxes, upon the terms and subject to the conditions set forth in a Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission (“SEC”) by the Offerors on September 1, 2004, as amended on September 8, 2004.

     In accordance with Rule 14d-9 under the Exchange Act, this Statement sets forth certain information required by Schedule 14D-9 under the rules of the Exchange Act. References in the items below to the “offer to purchase” are to the offer to purchase dated September 1, 2004 filed as Exhibit (a)(1)(A) to the Tender Offer Statement on Schedule TO filed by the Offerors on September 1, 2004, as amended, with the SEC.

Item 1. Subject Company Information.

     (a) Name and address. The name of the subject company is Tele Leste Celular Participações S.A., the address of its principal executive offices is Tele Leste Celular Participações S.A., Avenida Silveira Martins 1036, Cabula, Salvador, Bahia, Brazil 41150-000, and the company’s phone number is (55) 71 387-7620.

     (b) Securities. The information set forth in “Introduction” and Section 10 — “Certain Information About the Shares” of the offer to purchase is incorporated herein by reference.

Item 2. Identity and Background of Filing Person.

     (a) Name and address. The filing person is the subject company. The business address and business telephone number of the filing person is set forth above in Item 1, which is incorporated herein by reference.

     (d) Tender offer. The information set forth in “Introduction” and Section 11 — “Certain Information About Brasilcel, TLE and Their Parent Companies” of the offer to purchase is incorporated herein by reference.

Item 3. Past Contacts, Transactions, Negotiations and Agreements.

     (d) Conflicts of interest. The information set forth in Section 12 — “Interests of Directors, Executive Officers and Certain Controlling Persons; Transactions and Arrangements” of the offer to purchase is incorporated herein by reference.

Item 4. The Solicitation or Recommendation.

     (a) and (b) Solicitation or recommendation and Reasons for recommendation. TLE, its board of directors and executive officers are not making a recommendation regarding the tender offer and are expressing no opinion of, and are remaining neutral toward, the tender offer because (1) the tender offer is being made by the controlling shareholder of TLE and (2) the tender offer is a cash offer for only a portion of the common shares and preferred shares of TLE, and TLE, its board of directors and its executive officers therefore believe that each investor should make its own decision as to the consideration being offered in the tender offer and whether to tender or refrain from tendering shares.

     (c) Intent to tender. The information set forth in Section 1 — “Terms of the Tender Offer; Expiration Date and Qualification Dates” in the offer to purchase is incorporated herein by reference.

Item 5. Persons/Assets Retained, Employed, Compensated or Used.

     (a) Solicitations or recommendations. Not applicable.

Item 6. Interest in Securities of the Subject Company.

     (b) Securities transactions. The information set forth in Section 12 — “Interests of Directors, Executive Officers and Certain Controlling Persons; Transactions and Arrangements” of the offer to purchase is incorporated herein by reference.

Item 7. Purposes of the Transaction and Plans or Proposals.

     (d) Subject company negotiations. Not applicable.

Item 8. Additional Information.

     (b) Other material information. None.

*          *          *

     TLE has previously filed with the SEC a Statement on Schedule 14D-9 dated September 1, 2004 (the “Schedule 14D-9”), as amended, containing substantially the same information as that set forth in Items 1-8 above. TLE urges shareholders of common shares and preferred shares of TLE to read carefully the Schedule 14D-9 and the offer to purchase to which Items 1-8 above refer. Shareholders may read and copy documents filed with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Shareholders may obtain information on the operation of the public reference room by calling 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

     Copies of the Schedule 14D-9 and the offer to purchase may also be obtained through the U.S. information agent listed below and will be furnished promptly upon request at no cost to the shareholder:

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The U.S. Information Agent
for the Tender Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
CALL TOLL-FREE (800) 322-2885
E-mail: proxy@mackenziepartners.com

September 17, 2004

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